CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 57 to the Registration Statement
(Form N-1A, No. 811-05099) of Pioneer Money Market Trust, and to the incorporation by reference of our report, dated February 27, 2019, on Pioneer U.S. Government Money Market Fund (one of the portfolios comprising the Pioneer Money Market Trust) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2018.




		           /s/ Ernst & Young LLP



Boston, Massachusetts
April 24, 2019